UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 22, 2005

IDT CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-16371	22-3415036
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

520 Broad Street Newark, New Jersey	07102
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (973) 438-1000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 ENTRY INTO A DEFINITIVE AGREEMENT

On April 22, 2005, Anchor Bay Entertainment, Inc. (“Anchor Bay”), an indirect subsidiary of the Registrant, entered into a Credit, Security, Guaranty and Pledge Agreement among Anchor Bay, as Borrower, JPMorgan Chase Bank, N.A., National City Bank, U.S. Bank National Association, Bayerische Hypo-und Vereinsbank AG, and Israel Discount Bank of New York as Lenders, certain Guarantors, IDT Entertainment, Inc. (“IDT Entertainment”), and JP Morgan Chase Bank, N.A., as Administrative Agent and Issuing Bank (the “Credit Agreement”). The Credit Agreement provides for a $50 million, five-year, secured revolving credit facility (of which up to $15 million may be used for the issuance of letters of credit) which may be increased to up to $75 million pursuant to terms and conditions set forth in the Credit Agreement.

Anchor Bay’s obligations under the Credit Agreement are guaranteed by Manga Entertainment Limited, Manga Entertainment, Inc., New Arc Entertainment, Inc., ABE R2Communications, Inc., and ABE R2Video, L.P. (all of which are indirect subsidiaries of the Registrant) and are secured by substantially all of the assets of Anchor Bay and certain of its affiliates, and by pledged securities of certain subsidiaries of IDT Entertainment.

At the closing of the Credit Agreement, Anchor Bay borrowed approximately $26.4 million pursuant to the Credit Agreement, of which $25 million will be utilized to pay a dividend to IDT Entertainment which IDT Entertainment intends to use for general corporate purposes. The remainder of the borrowing was utilized to pay fees and expenses related to the Credit Agreement.

The proceeds of additional borrowings under the Credit Agreement maybe utilized to fund secured loans to be made by Anchor Bay to two of its affiliates, Manga Entertainment, Inc. and New Arc Entertainment, Inc., to pay certain dividends to its corporate parent from time to time to the extent permitted thereunder, and for general working capital purposes.

Under the terms of the Credit Agreement, Anchor Bay may elect to pay interest based on a LIBOR related rate (LIBOR plus 2.25% per annum) or an alternate base rate (Prime Rate (as defined in the Credit Agreement) plus 1.25% per annum) and may convert loans under one rate into loans under another, subject to the terms and conditions set forth in the Credit Agreement.

The Credit Agreement contains various affirmative and negative covenants. If any event of default occurs and is not cured within applicable grace periods set forth in the Credit Agreement or waived, the administrative agent may, and at the request of the lenders will, terminate the commitments and declare the loans then outstanding to be due and payable in whole or in part, together with accrued interest and any unpaid accrued fees and all other obligations of Anchor Bay accrued under the Credit Agreement (including all letters of credit obligations).

The foregoing summary of the Credit Agreement is not complete and is qualified in its entirety by reference to the Credit Agreement, a copy of which is filed as Exhibit 10.1 to this report and is incorporated herein by reference.

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Item 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION

Item 1.01 is hereby incorporated by reference.

Item 9.01 EXHIBITS

Exhibit 10.1	Credit, Security, Guaranty and Pledge Agreement among Anchor Bay Entertainment, Inc. as Borrower, JPMorgan Chase Bank, N.A., National City Bank, U.S. Bank National Association, Bayerische Hypo-und Vereinsbank AG, Israel Discount Bank of New York as Lenders, the Guarantors named therein, IDT Entertainment, Inc., and JP Morgan Chase Bank, N.A. as Administrative Agent and Issuing Bank, dated as of April 22, 2005.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IDT CORPORATION

Dated: April 27, 2005	By:	/S/ JAMES A. COURTER
James A. Courter
Chief Executive Officer

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EXHIBIT INDEX

Exhibit Number	Description
10.1	Credit, Security, Guaranty and Pledge Agreement among Anchor Bay Entertainment, Inc. as Borrower, JPMorgan Chase Bank, N.A., National City Bank, U.S. Bank National Association, Bayerische Hypo-und Vereinsbank AG, Israel Discount Bank of New York as Lenders, the Guarantors named therein, IDT Entertainment, Inc., and JP Morgan Chase Bank, N.A. as Administrative Agent and Issuing Bank, dated as of April 22, 2005.

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